As filed with the Securities and Exchange Commission on March 24, 2023

Registration No. 333-264717

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-264717)

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVO Payments, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-1304484
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

EVO Payments, Inc.

Ten Glenlake Parkway

South Tower, Suite 950

Atlanta, Georgia 30328

(770) 336-8463

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David L. Green

Secretary

EVO Payments, Inc.

Ten Glenlake Parkway

South Tower, Suite 950

Atlanta, Georgia 30328

(770) 336-8463

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Jacob A. Kling

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

EVO Payments, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment (this “Post-Effective Amendment”) to Registration Statement No. 333-264717 on Form S-3ASR (the “Registration Statement”), which was previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on May 5, 2022, pertaining to the registration of an indeterminate number of shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of the Registrant to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statement.

On March 24, 2023, pursuant to the Agreement and Plan of Merger, dated as of August 1, 2022 (the “Merger Agreement”), by and among Global Payments Inc. (“Global Payments”), Falcon Merger Sub Inc., a wholly owned subsidiary of Global Payments (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “merger”), with the Registrant continuing as the surviving corporation of the merger and as a wholly-owned subsidiary of Global Payments.

The foregoing description of the merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 2, 2022.

In connection with the completion of the merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all Common Stock and any other securities of the Registrant registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 24th day of March, 2023.

EVO Payments, Inc.

By:	/s/ David L. Green
Name:	David L. Green
Title:	Secretary

Note: No other person is required to sign this Post-Effective Amendment to the above-referenced Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.